Exhibit 99.1
FOR IMMEDIATE RELEASE

TerreStar Announces Satellite Update
Satellite Main Body in Final Phase; Reflector Delayed

RESTON, VA – June 30, 2008 – TerreStar Corporation (NASDAQ: TSTR) and its majority-owned subsidiary TerreStar Networks Inc. today announced that its satellite TerreStar – 1 (TS-1) has successfully completed its Thermal Vacuum (TVAC) testing, and High Power and Passive Intermodulation (PIM) testing of the flight model S Band feed array for its 2 GHz mobile satellite service satellite. TS-1 is now in the final demonstration phase, followed by final assembly and performance testing.

TS-1, which is under construction by Space Systems/Loral, Inc (SS/L) in Palo Alto, California, is expected to be the largest and most powerful commercial satellite following its planned launch.

“The main body of TS-1 performed well during this rigorous testing process,” said Dennis Matheson, TerreStar Chief Technology Office. “We have resolved the technical challenges while ensuring the quality and reliability of the satellite and now have critical insight into satellite performance during the extreme conditions of space.”

However, the TS-1 reflector, which was in an advanced state of completion, recently sustained damage during manufacturing at Harris Corporation (Harris), the reflector subcontractor. The resulting delay in delivery of the reflector will impact TS-1’s flight schedule.

In a letter dated June 29, 2008 to SS/L, Harris provided a commitment to complete and ship the reflector to SS/L for integration on TS-1 by March 15, 2009.  Based on this commitment, in a letter dated June 29, 2008, SS/L informed TerreStar that it can “confirm that TS-1 will be ready to ship to the launch provider in April 2009.” As a result, TerreStar expects that launch of TS-1 may be postponed from fourth quarter 2008 to second quarter 2009.

TerreStar President Jeffrey Epstein reiterated that TerreStar expects to be internally funded into mid-2009 and said, “We have every expectation that Harris and SS/L will resolve this issue to our satisfaction.”

Arianespace, the commercial launch service chosen by TerreStar to launch TS-1, has been made aware of the current situation, and is working with TerreStar to accommodate the new launch schedule.

TerreStar will seek approval from the Federal Communications Commission and Industry Canada once the launch schedule is confirmed.

TerreStar’s SEC filings, including the letters from Harris and SS/L will be available at http://www.terrestar.com/ir/.

About TerreStar Corporation

TerreStar Corporation is the controlling shareholder of TerreStar Networks Inc. and TerreStar Global Ltd., and a shareholder of SkyTerra Communications. For additional information on TerreStar Corporation, please visit the company's website at www.terrestarcorp.com.

About TerreStar Networks Inc.

TerreStar (www.terrestar.com), a majority-owned subsidiary of TerreStar Corporation (NASDAQ: TSTR), plans to build, own and operate North America's first 4G integrated mobile satellite and terrestrial communications network that will provide universal access and tailored applications throughout North America over conventional wireless devices. TerreStar expects to be the first to offer customer-designed products and applications over a fully optimized 4G IP network.

Statement under the Private Securities Litigation Reform Act:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to the strategy of TerreStar Corporation, its plans, and the transactions described in this press release. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, proposed, potential and similar words and terms in connection with future results. We assume no obligation to update or supplement such forward-looking statements.

Media & Investor Relations:
Didi Blackwood
TerreStar Networks
703.483.7824
Deirdre.blackwood@terrestar.com